Exhibit 4.1

THE MONEY TREE INC.

SERIES A VARIABLE RATE SUBORDINATED DEBENTURES

INDENTURE

DATED AS OF APRIL 27, 2005

U.S. BANK NATIONAL ASSOCIATION

AS

TRUSTEE

CROSS-REFERENCE TABLE

Trust Indenture Act Section	Indenture Section
310(a)(1)	7.10
(a)(2)	10
(a)(3)	N.A.
(a)(4)	N.A.
(b)	7.8; 7.10; 11.2
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.6
(b)	11.3
(c)	11.3
313(a)	7.6
(b)(1)	N.A.
(b)(2)	7.6
(c)	11.2
(d)	7.6
314(a)	4.2; 11.2
(b)	N.A.
(c)(1)	11.4
(c)(2)	11.4
(c)(3)	N.A.
(d)	N.A.
(e)	11.5
(f)	4.3
315(a)	7.1(b)
(b)	7.5; 11.2
(c)	7.1(a)
(d)	7.1(c)
(e)	6.11
316(a)(last sentence)	2.10
(a)(1)(A)	6.5
(a)(1)(B)	6.4
(a)(2)	N.A.
(b)	6.7
317(a)(1)	6.8
(a)(2)	6.9
(b)	2.5
318(a)	11.1

N.A. means not applicable.

* This Cross-Reference Table is not part of the Indenture.

i

Section 11.8.	No Recourse Against Others	31
Section 11.9.	Duplicate Originals	31
Section 11.10.	Variable Provisions	31
Section 11.11.	Governing Law	31
Section 11.12.	No Adverse Interpretation of Other Agreements	31
Section 11.13.	Successors	31
Section 11.14.	Severability	32

v

INDENTURE dated as of April 27, 2005, between The Money Tree Inc., a Georgia corporation (“Company”), and U.S. Bank National Association, a national banking association (“Trustee”).

Each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders of the Company’s Series A Variable Rate Subordinated Debentures:

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.1. Definitions.

“Affiliate” means any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company.

“Agent” means any Registrar, Paying Agent or co-registrar.

“Board of Directors” means the Board of Directors of the Company or any authorized committee of the Board.

“Company” means the party named as such above until a successor replaces it and thereafter means the successor or any other obligor with respect to the Debentures.

“Company Order” means an order signed in the name of the Company by its President or a Vice President, and by its Treasurer or Secretary, and delivered to the Trustee.

“Date of Issue” means the date that the Company receives proper documentation and the funds for the purchase of a Debenture if such funds are received prior to 3:00 p.m. on a business day or the next business day if the Company receives such funds on a non-business day or after 3:00 p.m. on a business day. For this purpose, the Company’s business days will be deemed to be Monday through Friday, except on Georgia legal holidays.

“Debentures” means the Series A Variable Rate Subordinated Debentures described herein issued under this Indenture.

“Default” means any event which is, or after notice or passage of time would be, an Event of Default.

“Demand Notes” means the Subordinated Demand Notes issued by the Company under a separate Indenture ranking pari passu with the Debentures issued hereunder.

“Holder” or “Certificateholder” means a person in whose name a Debenture is registered.

“Indenture” means this Indenture as amended from time to time.

“Officers’ Certificate” means a certificate signed by an officer of the Company.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Principal” of a debt security means the principal of the security plus the premium, if any, on the security.

“SEC” means the United States Securities and Exchange Commission.

“Stated Maturity,” when used with respect to a Debenture, means the date specified in such Debenture as the fixed date on which the principal of such Debenture and any accrued but unpaid interest is due and payable.

“Subsidiary” means any person of which at least a majority of capital stock having ordinary voting power for the election of directors or other governing body of such person is owned by the Company directly or through one or more subsidiaries.

“TIA” means the Trust Indenture Act of 1939 (15 U.S. Code 77aaa-77bbbb) as in effect on the date of execution of this Indenture.

“Trustee” means the party named as such above until a successor replaces it and thereafter means the successor.

“Trust Officer” means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

Section 1.2. Other Definitions.

Term	Defined in Section
“Additional Interest”	2.2(b)
“Bankruptcy Law”	6.1
“Custodian”	6.1
“Debt”	10.2
“Event of Default”	6.1
“Legal Holiday”	11.7
“Officer”	11.10
“Representative”	10.2
“Senior Debt”	10.2
“U.S. Government Obligations”	8.1

Section 1.3. Incorporation by Reference of TIA.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms used in this Indenture have the following meanings:

“Indenture Securities” means the Debentures;

“Indenture Security Holder” means a Certificateholder;

“Indenture to be Qualified” means this Indenture;

“Indenture Trustee” or “Institutional Trustee” means the Trustee; and

“Obligor” on the Debentures means the Company.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute, or defined by SEC rule under the TIA have the meanings assigned to them.

Section 1.4. Rules of Construction.

Unless the context otherwise requires:

(1)	a term has the meaning assigned to it;

(2)	an accounting term not otherwise defined has the meaning assigned to it in accordance with United States generally accepted accounting principles in effect on the date of execution of this Indenture;

(3)	“or” is not exclusive;

(4)	words in the singular include the plural, and in the plural include the singular; and

(5)	provisions apply to successive events and transactions.

ARTICLE 2

THE DEBENTURES

Section 2.1. Form and Dating.

The Debentures shall be substantially in the form of EXHIBIT A, with such appropriate insertions, omissions, substitutions and other variations required or permitted by this Indenture. The Debentures may have notations, legends or endorsements required by law, stock exchange rule or usage.

Section 2.2. Terms.

(a)	Amount Unlimited; Terms. The aggregate principal amount of Debentures which may be delivered under this Indenture is unlimited. Debentures may be issued in one or more series. The initial aggregate principal amount of the Debentures to be delivered under this Indenture shall be $75,000,000. The aggregate principal amount may be increased, without the need for approval of any Holders or the Trustee by means of Company Order, as set forth in Section 9.1.

(b)	Interest. Each Debenture shall bear interest from its Date of Issue for the applicable interest adjustment period selected by the Holder, and for each successive interest adjustment period thereafter, at an annual rate compounded daily, which shall be determined at the beginning of each interest adjustment period by the Company in its sole discretion as set forth in the prospectus supplement most recently filed by the Company with the SEC, or if the Company does not have an effective registration statement on file with the SEC, as published by the Company. Interest will be earned daily and is payable at any time at the Holder’s request.

(c)	Subordination. The Debentures shall be subordinated and junior in right of payment to all Senior Debt of the Company as provided in Article 10.

Section 2.3. Execution.

Two Officers, consisting of the President or a Vice President and the Treasurer or Secretary, shall sign the Debentures for the Company by manual or facsimile signature.

If an Officer whose signature is on a Debenture no longer holds that office at the time the Debenture is delivered, the Debenture shall nevertheless be valid.

Section 2.4. Registrar and Paying Agent.

The Company shall maintain an office or agency where Debentures may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Debentures may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Debentures and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The Company may change any Paying Agent, Registrar or co-registrar without notice to any Certificateholder. The term “Paying Agent” includes any additional paying agent. The Company shall notify the Trustee of the name and address of any agent not a party to this Indenture. The Company or any of its subsidiaries may act as Paying Agent or Registrar. The Company initially appoints itself as Paying Agent and Registrar.

Section 2.5. Paying Agent to Hold Money in Trust.

The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Certificateholders or the Trustee all money held by the Paying Agent for the payment of principal or interest on the Debentures, and will notify the Trustee of any failure by the Company in making any such payment. While any such failure continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent shall have no further liability for the money. If the Company acts as Paying Agent, it shall segregate and hold in a separate bank account for the benefit of the Certificateholders all money held by it as Paying Agent. The Paying Agent may charge for its expenses in issuing a replacement interest check.

Section 2.6. Certificateholder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Certificateholders. If the Trustee is not the Registrar, the Company shall timely furnish to the Trustee the changes in this list and will furnish an updated list of the names and addresses of Certificateholders in such form and as of such date and at such other times as the Trustee may request in writing.

Section 2.7. Transfer and Exchange.

Where Debentures are presented to the Registrar or a co-registrar with a request to register, transfer or to exchange them for an equal principal amount of Debentures but of other denominations, the Registrar shall register the transfer or make the exchange if its requirements for such transactions are met. To permit registrations of transfer and exchanges, the Company shall issue Debentures at the Registrar’s request. The Company may charge for its expenses in transferring or exchanging a Debenture.

The Company shall not be required (i) to issue, transfer or exchange any Debenture during a period beginning at the opening of business 15 days before either (A) the day of the mailing of a notice of redemption of Debentures selected for redemption pursuant to Section 3.3 and ending at the close of business on the date of such redemption or (B) the date of the maturity of that Debenture and ending on such maturity date, or (ii) to transfer or exchange any Debenture selected for redemption in whole or in part.

Section 2.8. Replacement Debentures.

If the Holder of a Debenture claims that the Debenture has been lost, destroyed or wrongfully taken, the Company shall issue a replacement Debenture if the Trustee’s requirements are met. If required by the Trustee or the Company, an indemnity bond must be sufficient in the judgment of both the Company and the Trustee to protect the Company, the Trustee or any Agent from any loss which any of them may suffer if a Debenture is replaced. The Trustee may waive such indemnity bond if so instructed by the Company. The Company may charge for its expenses in replacing a Debenture.

Every replacement Debenture is an additional obligation of the Company.

Section 2.9. Outstanding Debentures.

The Debentures outstanding at any time are all of the Debentures delivered by the Company pursuant to this Indenture except for those canceled by it, those delivered to it for cancellation, and those described in this Section as not outstanding.

If a Debenture is replaced pursuant to Section 2.8, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Debenture is held by a bona fide purchaser.

If Debentures are considered paid under Section 4.1, they cease to be outstanding and interest on them ceases to accrue.

Section 2.10. Treasury Debentures.

In determining whether the Holders of the required principal amount of the Debentures have concurred in any direction, waiver or consent, Debentures owned by the Company or an Affiliate shall be disregarded, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Debentures which the Trustee knows are so owned shall be so disregarded.

Section 2.11. Temporary Debentures.

Until definitive Debentures are ready for delivery, the Company may prepare temporary Debentures. Temporary Debentures shall be substantially in the form of definitive Debentures but may have variations that the Company considers appropriate. Without unreasonable delay, the Company shall prepare definitive Debentures in exchange for temporary Debentures.

Section 2.12. Cancellation.

The Company at any time may deliver Debentures to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Debentures surrendered to them for registration of transfer, exchange or payment. The Trustee shall cancel all Debentures surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of canceled Debentures as the Company directs. The Company may not issue new Debentures to replace Debentures that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.13. Defaulted Interest.

If the Company fails to make a payment of interest on the Debentures, it shall pay such interest thereafter in any lawful manner. It shall pay such interest, plus any interest payable on it, to the persons who are Certificateholders of Debentures on a subsequent special record date. The Company shall fix the special record date and payment date. At least 15 days before the special record date, the Company shall mail to Certificateholders of Debentures a notice that states the special record date, payment date, and amount of such interest to be paid.

ARTICLE 3

REDEMPTION

Section 3.1. Applicability of Article.

Redemption of Debentures at the election of the Company, as permitted or required by any provision of this Indenture, shall be made in accordance with such provision and this Article.

Section 3.2. Notices to Trustee.

If the Company wants to redeem the Debentures pursuant to paragraph 1 of the Debentures, it shall notify the Trustee by Officers’ Certificate of the redemption date and the principal amount of Debentures to be redeemed. The Company shall give each notice provided for in this Section at least fifty (50) days before the redemption date.

Section 3.3. Selection of Debentures to be Redeemed.

If fewer than all the Debentures are to be redeemed, the Company shall select the Debentures to be redeemed by interest adjustment period or maturity, and so inform the Trustee by Officers’ Certificate, subject to the remainder of this Section. If less than all of a grouping of Debentures, as specified by Officers’ Certificate, are to be redeemed, the portion thereof selected for redemption shall be determined ratably or by lot. If fewer than all of such grouping of Debentures as specified by Officers’ Certificate are to be redeemed, the Trustee shall then make the selection not more than fifty (50) days before the redemption date from Debentures outstanding not previously called for redemption. The Trustee may select for redemption portions of the principal of Debentures that have denominations greater than $100. Provisions of this Indenture that apply to Debentures called for redemption also apply to portions of Debentures called for redemption. The Trustee shall notify the Company promptly of the Debentures or portions of Debentures to be called for redemption.

Section 3.4. Notice of Redemption.

At least thirty (30) days but not more than sixty (60) days before a redemption date, the Company shall mail a notice of redemption by first-class mail to each Holder of Debentures whose Debentures are to be redeemed.

The notice shall identify the Debentures to be redeemed and shall state:

(1)	the redemption date;

(2)	the redemption price, which shall be equal to 100% of the principal amount of the Debenture plus accrued interest on a daily basis to the redemption date;

(3)	the name and address of the Paying Agent;

(4)	that Debentures called for redemption must be surrendered to the Paying Agent to collect the redemption price; and

(5)	that interest on Debentures called for redemption ceases to accrue on and after the redemption date.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at its expense.

Section 3.5. Effect of Notice of Redemption.

Once notice of redemption is mailed, Debentures called for redemption become due and payable on the redemption date at the redemption price.

Section 3.6. Deposit of Redemption Price.

On or before the redemption date, the Company shall deposit with the Paying Agent, or if the Company is acting as Paying Agent it shall deposit into a separate bank account pursuant to Section 2.5 hereof, money sufficient to pay the redemption price of and accrued interest on all Debentures to be redeemed on that date.

Section 3.7. Debentures Redeemed in Part.

Upon surrender of a Debenture that is redeemed in part, the Company shall issue for the Holder a new Debenture equal in principal amount to the unredeemed portion of the Debenture surrendered.

Section 3.8. Redemption Option Upon Death of Holder.

(a)	Subject to the provisions of Article 10 and this Article 3, upon the death of any Holder of one or more Debentures, the Company shall be required to redeem Debentures held by a Holder of such Debentures at the date of such Holder’s death, as requested in the manner, and subject to the limitations, set forth below. The redemption price shall be equal to 100% of the principal amount of the Debenture plus accrued interest on a daily basis to the redemption date. Redemption of such Debentures shall be made within 30 days following the receipt by the Company or the Trustee of all of the following:

(1)	a written request for redemption of the Debentures signed by a duly authorized representative of the Holder, which request shall set forth the name of the Holder, the date of death of the Holder and the principal amount of the Debentures to be redeemed;

(2)	the Debentures to be redeemed; and

(3)	evidence satisfactory to the Trustee and the Company of the death of such Holder and the authority of the representative to such extent as may be required by the Trustee or Company.

(b)	The Debentures held by the Holder shall not be entitled to redemption pursuant to this Section unless all of the following conditions are met:

(1)	the Debentures to be redeemed have been registered in the Holder’s name since their Date of Issue; and

(2)	either the Company or the Trustee has been notified in writing of the request for redemption within 180 days after the date of the Holder’s death.

(c)	Authorized representatives of a Holder shall include the following: executors, administrators or other legal representatives of an estate; trustees of a trust; joint owners of Debentures owned in joint tenancy or tenancy by the entirety; attorneys-in-fact; and other persons generally recognized as having legal authority to act on behalf of another.

Section 3.9. Redemption Option at Request of Holder.

At the request of the Holder, but subject to the restrictions of Article 10 below, the Company will redeem the Debenture at the end of any interest adjustment period for a redemption price equal to the principal amount plus any unpaid interest thereon to the date of redemption. Furthermore, at the written request of the Holder delivered to the Company, the Company may, at its option and subject to the restrictions of Article 10 below, but shall not be required to, redeem the Debenture during any interest adjustment period for a redemption price equal to the principal amount plus an amount equal to the unpaid interest thereon for the Debenture, as adjusted, at the stated rate to the redemption date minus an amount equal to the interest that would be payable thereon at the rate stated above for a 90-day period beginning on the first date of the interest adjustment period.

ARTICLE 4

COVENANTS

Section 4.1. Payment of Debentures.

The Company shall pay the principal of and interest on the Debentures on the dates and in the manner provided in the Debentures. Principal and interest shall be considered paid on the date due if the Paying Agent holds on that date money designated for and sufficient to pay all principal and interest then due.

The Company shall pay interest on overdue principal at the rate borne by the Debentures, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

Section 4.2. SEC Reports.

The Company shall file with the Trustee within fifteen (15) days after it files them with the SEC copies of the annual reports and quarterly reports and of the information, documents, and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) for the Debentures which the Company may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended. The Company also shall comply with the other provisions of TIA Section 314(a).

Section 4.3. Compliance Certificate.

The Company shall deliver to the Trustee, within one hundred twenty (120) days after the end of each fiscal year of the Company, an Officers’ Certificate stating that a review of the activities of the Company and its subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions hereof (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Debentures are prohibited. See Section 11.10.

Section 4.4. Usury Laws.

The Company will not voluntarily claim and will actively resist any attempts to claim the benefit of any usury laws against the Holders of the Debentures.

Section 4.5. Money for Debenture Payments to be Held in Trust.

Whenever the Company shall have one or more Paying Agents, it will, on or prior to each date for the payment of the principal of or interest on the Debentures, deposit with a Paying Agent a sum sufficient to pay the principal or interest so becoming due, such sum to be held in trust for the benefit of the persons entitled to such payments; and, unless such Paying Agent is the Trustee, the Company will promptly notify the Trustee of its action or failure so to act.

The Company will cause each Paying Agent other than the Trustee to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee, subject to the provisions of this Section, that such Paying Agent will:

(1)	hold all sums held by it for the payment of the principal of or interest on the Debentures in trust for the benefit of the persons entitled thereto until such sums shall be paid to such persons or otherwise disposed of as herein provided;

(2)	give the Trustee notice of any default by the Company (or any other obligor upon the Debentures) in the making of any payment of principal or interest; and

(3)	at any time during the continuance of any such default, upon the written request of the Trustee, forthwith pay to the Trustee all sums so held in trust by such Paying Agent.

For the purpose of obtaining the satisfaction and discharge of this Indenture or for any other purpose, the Company may at any time pay, or direct any Paying Agent to pay, to the Trustee all sums held in trust by the Company or such Paying Agent, such sums to be held by the Trustee upon the same terms as those upon which such sums were held by the Company or such Paying Agent; and, upon such payment by the Company or any Paying Agent to the Trustee, the Company or such Paying Agent, as the case may be, shall be released from all further liability with respect to such money.

Section 4.6. Continued Existence.

Subject to Article 5, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its existence as a corporation.

ARTICLE 5

SUCCESSORS

Section 5.1. When Company May Merge, Etc.

The Company shall not consolidate or merge with or into, or transfer or lease all or substantially all of its assets to, any Person unless the corporation formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale or conveyance shall have been made, assumes by supplemental indenture all the obligations of the Company under the Debentures then outstanding and this Indenture.

The Company shall deliver to the Trustee prior to the proposed transaction an Officers’ Certificate to the foregoing effect and an Opinion of Counsel stating that the proposed transaction and such supplemental indenture comply with this Indenture.

The surviving corporation shall be the successor Company, but the predecessor Company in the case of a transfer or lease shall not be released from the obligation to pay the principal of and interest on the Debentures.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.1. Events of Default.

An “Event Of Default” occurs if:

(1)	the Company defaults in the payment of interest on any Debenture when the same becomes due and payable and the Default continues for a period of thirty (30) days;

(2)	the Company defaults in the payment of the principal of any Debenture when the same becomes due and payable at maturity, upon redemption or otherwise, and the Default continues for a period of thirty (30) days;

(3)	the Company fails to comply with any of its other agreements or covenants in, or provisions of, the Debentures or this Indenture and the Default continues for the period and after the notice specified below;

(4)	the Company or any material subsidiary pursuant to or within the meaning of any Bankruptcy Law now or hereafter in effect:

(A)	commences a voluntary proceeding under any such Bankruptcy Law;

(B)	consents to the entry of an order for relief against it in an involuntary Bankruptcy proceeding;

(C)	consents to the appointment of a Custodian of it or for all or substantially all of its property;

(D)	makes a general assignment for the benefit of its creditors; or

(E)	generally is unable to pay its debts as the same become due;

(5)	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)	is for relief against the Company or any material subsidiary in an involuntary Bankruptcy proceeding;

(B)	appoints a Custodian of the Company or any material subsidiary or for all or substantially all of its property; or

(C)	orders the winding up or liquidation of the Company or any material subsidiary, and the order or decree remains unstayed and in effect for 60 days.

The term “Bankruptcy Law” means Title 11 of the United States Code or any similar Federal or State Law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

A Default under clause (3) is not an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the then outstanding Debentures notify the Company of the Default and the Company does not cure the Default within sixty (60) days after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a “Notice of Default.”

Section 6.2. Acceleration.

If an Event of Default occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in principal amount of the then outstanding Debentures, by notice to the Company and the Trustee, may declare the principal of and accrued interest on all the Debentures to be due and payable. Upon such declaration the principal and interest owing on the then outstanding Debentures shall be due and payable immediately. The Holders of a majority in principal amount of the then outstanding Debentures, by notice to the Trustee, may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived, except nonpayment of principal or interest that has become due solely because of the acceleration.

Section 6.3. Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal or interest on the Debentures or to enforce the performance of any provision of the Debentures or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Debentures or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of Debentures in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.4. Waiver of Past Defaults.

The Holders of a majority in principal amount of the then outstanding Debentures, by notice to the Trustee, may waive an existing Default or Event of Default and its consequences except a continuing Default or Event of Default in the payment of the principal of or interest on the Debentures.

Section 6.5. Control by Majority.

The Holders of a majority in principal amount of the then outstanding Debentures may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture, is unduly prejudicial to the rights of other Holders of the Debentures, or would involve the Trustee in personal liability.

Section 6.6. Limitation on Suits.

The Holder of Debentures may pursue a remedy with respect to this Indenture or the Debentures only if:

(1)	the Holder gives to the Trustee notice of a continuing Event of Default;

(2)	the Holders of at least 25% in principal amount of the then outstanding Debentures make a request to the Trustee to pursue the remedy;

(3)	such Holder or Holders offer to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense;

(4)	the Trustee does not comply with the request within sixty (60) days after receipt of the request and the offer of indemnity; and

(5)	during such sixty (60)-day period the Holders of a majority of principal amount of the then outstanding Debentures do not give the Trustee a direction inconsistent with the request.

A Certificateholder may not use this Indenture to prejudice the rights of another Holder of the Debentures or to obtain a preference or priority over another Holder of the Debentures.

Section 6.7. Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Debenture to receive payment of principal and interest on the Debenture, on or after the respective due dates expressed in the Debenture, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the Holder.

Section 6.8. Collection Suit by Trustee.

If an Event of Default specified in Section 6.1(1) or Section 6.1(2) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal and interest and fees remaining unpaid on the Debentures with respect to which the Event of Default occurred in each case at the rate per annum borne by the Debentures and such amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.9. Trustee May File Proofs of Claim.

The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Certificateholders allowed in any judicial proceedings relative to the Company, its creditors or its property. The Trustee shall be entitled to participate as a member of any official committee of creditors in the matters as it deems necessary or advisable.

Section 6.10. Priorities.

If the Trustee collects any money pursuant to this Article, it shall pay out the money in the following order:

First:	to the Trustee for amounts due under Section 7.7;

Second:	to holders of Senior Debt to the extent required by Article 10;

Third:	to Holders of Debentures and holders of Demand Notes for amounts due and unpaid on the Debentures and Demand Notes for principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Debentures and Demand Notes for principal and interest, respectively; and

Fourth:	to the Company.

The Trustee may fix a record date and payment date for any payment to the Certificateholders pursuant to this Section 6.10.

Section 6.11. Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.7, or a suit by Holders of more than 10% in principal amount of the then outstanding Debentures.

ARTICLE 7

TRUSTEE

Section 7.1. Duties of Trustee.

(a)	If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and power vested in it by this Indenture, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b)	Except during the continuance of an Event of Default:

(1)	The Trustee need perform only those duties that are specifically set forth in this Indenture and no duties, covenants, responsibilities or obligations shall be implied in this Indenture against the Trustee; and

(2)	In the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions (including without limitation Officers’ Certificates and Opinions of Counsel) furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform on their face to the requirements of this Indenture.

(c)	The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1)	This paragraph does not limit the effect of paragraph (b) of this Section;

(2)	The Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3)	The Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5.

(d)	Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section.

(e)	The Trustee may refuse to perform any duty or exercise any right or power unless it receives indemnity satisfactory to it against any loss, liability or expense.

(f)	The Trustee shall not be liable for interest on any money received by it except as the Trustee may expressly agree with the Company. Money held in trust by the Trustee need not be segregated from the other funds except to the extent required by law.

Section 7.2. Rights of Trustee.

(a)	The Trustee may conclusively rely on any document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.

(b)	Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance of the Officers’ Certificate or Opinion of Counsel.

(c)	The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)	The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers.

Section 7.3. Individual Rights of Trustee.

Subject to Section 7.1:

(a)	The Trustee in its individual or any other capacity may become the owner or pledgee of Debentures and may otherwise deal with the Company or an Affiliate with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights.

(b)	The Company shall notify the Trustee if the Debentures become listed on any securities exchange or of any delisting thereof and the Trustee shall comply with Section 313(d) of the TIA.

Section 7.4. Trustee’s Disclaimer.

The Trustee makes no representation at to the validity or adequacy of this Indenture or the Debentures, it shall not be accountable for the Company’s use of the proceeds from the Debentures, and it shall not be responsible for any statement in the Debentures.

Section 7.5. Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to Holders of the Debentures a notice of the Default or Event of Default within ninety (90) days after it occurs. Except in the case of a Default or Event of Default in payment on a Debenture, the Trustee may withhold the notice if and so long as a committee of its Trust Officers in good faith determines that withholding the notice is in the interests of Holders of the Debentures.

Section 7.6. Reports by Trustee to Holders.

Within 60 days after the reporting date stated in Section 11.10, the Trustee shall mail to Certificateholders a brief report dated as of such reporting date that complies with Section 313(a) of the TIA. The Trustee also shall comply with Section 313(b)(2) of the TIA.

A copy of each report at the time of its mailing to Certificateholders shall be filed with the SEC and each stock exchange on which the Debentures are listed. The Company shall notify the Trustee when the Debentures are listed on any stock exchange.

Section 7.7. Compensation and Indemnity.

The Company shall pay to the Trustee from time to time reasonable compensation for its services. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred by it. Such expenses shall include the reasonable compensation and out-of-pocket expenses of the Trustee’s agents and counsel.

The Company shall indemnify the Trustee against any loss or liability incurred by it except as set forth in the next two paragraphs. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. The Company shall defend the claim and the Trustee shall cooperate in the defense.

The Trustee may have separate counsel, and the Company shall pay the reasonable fees and expenses of such counsel. The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

The Company need not reimburse any expense or indemnify against any loss or liability incurred by the Trustee through negligence or bad faith.

To secure the Company’s payment of obligations in this Section, the Trustee shall have a lien prior to the Debentures on all money or property held or collected by the Trustee, including that held in trust to pay principal and interest on the Debentures.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.1(4) or (5) occurs, the expenses and the compensation for the services are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.8. Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section.

The Trustee may resign by so notifying the Company. The Trustee may be removed with respect to the Debentures by the Holders of a majority in principal amount of the then outstanding Debentures by so notifying the Trustee and the Company. The Company may remove the Trustee if:

(1)	the Trustee fails to comply with Section 7.10;

(2)	the Trustee is adjudged a bankrupt or an insolvent or any order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3)	a Custodian or public officer takes charge of the Trustee or its property;

(4)	the Trustee becomes incapable of action; or

(5)	in the judgment of the Company, comparable services are available from another entity qualifying under Section 7.10 at a materially lower cost to the Company.

If the Trustee resigns or is removed or if a vacancy exists in the office of the Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, a successor Trustee may be appointed by act of the Holders of a majority in principal amount of the then outstanding Debentures to replace the successor Trustee appointed by the Company.

If a successor Trustee does not take office within sixty (60) days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of at least 10% in principal amount of the then outstanding Debentures may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, any Holder of the Debentures may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to the Holders of Debentures. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.7.

Section 7.9. Successor Trustee by Merger, Etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to another corporation, the successor corporation without any further act shall be the successor Trustee.

Section 7.10. Eligibility; Disqualification.

This Indenture shall always have a Trustee who satisfies the requirements of Sections 310(a)(1), 310(a)(2) and 310(a)(5) of the TIA. The Trustee shall always have a combined capital and surplus as stated in the TIA. The Trustee is subject to Section 310(b) of the TIA. Section 11.10 lists any excluded indenture or trust agreement.

Section 7.11. Preferential Collection of Claims Against Company.

The Trustee is subject to Section 311(a) of the TIA, excluding any creditor relationship described in Section 311(b) of the TIA. A Trustee who has resigned or been removed shall be subject to Section 311(a) of the TIA to the extent indicated therein.

ARTICLE 8

DISCHARGE OF INDENTURE; DEFEASANCE

Section 8.1. Termination of Company’s Obligations.

This Indenture shall cease to be of further effect (except that the Company’s obligations under Sections 7.7 and 8.5 shall survive) when all outstanding Debentures theretofore issued have been delivered to the Trustee for cancellation. In addition, the Company may terminate its obligations under this Indenture if:

(a)	The Debentures then outstanding mature within one year or all of the Debentures then outstanding are to be called for redemption within one year under arrangements satisfactory to the Trustee for giving the notice of redemption; and

(b)

The Company irrevocably deposits in trust with the Trustee money or U.S. Government Obligations sufficient to pay principal and interest on the Debentures then outstanding to maturity or redemption, as the case may be. The Company may make the deposit only during the one-year period and only if Article 11 permits it.

However, the Company’s obligations in Sections 2.4, 2.5, 2.6, 2.7, 2.8, 4.1, 6.7, 6.8 and 8.5, and in Article 10, shall survive until no Debentures are outstanding. Thereafter, only the Company’s obligations in Sections 7.7 and 8.5 shall survive.

If a deposit is made pursuant to this Section 8.1, the Trustee, upon request, shall acknowledge in writing the discharge of the Company’s obligations under this Indenture, except for those surviving obligations specified above.

In order to have money available on a payment date to pay principal or interest on the Debentures, the U.S. Government Obligations shall be payable as to principal or interest on or before such payment date in such amounts as will provide the necessary money. U.S. Government Obligations shall not be callable at the issuer’s option.

“U.S. Government Obligations” means direct obligations of the United States of America for the payment of which the full faith and credit of the United States of America is pledged.

Section 8.2. Legal Defeasance and Covenant Defeasance.

(a)	The Company may, at its option and at any time, elect to have either paragraph (b) or (c) below be applied to all outstanding Debentures upon compliance with the conditions set forth in Section 8.3.

(b)	Upon the Company’s exercise under Section 8.2(a) hereof of the option applicable to this Section 8.2(b), the Company shall, subject to the satisfaction of the conditions set forth in Section 8.3, be deemed to have been discharged from their obligations with respect to all outstanding Debentures on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Debt represented by the outstanding Debentures, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.4 hereof and the other Sections of this Indenture referred to in (i) and (ii) below, and to have satisfied all its other obligations under such Debentures and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(i)	the rights of Holders of outstanding Debentures to receive, solely from the trust fund described in Section 8.4 hereof, and as more fully set forth in such Section 8.4, payments in respect of the principal of and interest on such Debentures when such payments are due;

(ii)	the Company’s obligations with respect to such Debentures under Article 2 and Section 4.1 hereof;

(iii)	the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s obligations in connection therewith; and

(iv)	the provisions of this Article 8 applicable to Legal Defeasance.

Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.2(b) notwithstanding the prior exercise of its option under Section 8.2(c) hereof.

(c)	Upon the Company’s exercise under paragraph (a) hereof of the option applicable to this paragraph (c), the Company shall, subject to the satisfaction of the conditions set forth in Section 8.3 hereof, be released from their respective obligations under the covenants contained in Sections 4.2 and 4.4 hereof with respect to the outstanding Debentures on and after the date the conditions set forth in Section 8.3 are satisfied (hereinafter, “Covenant Defeasance”), and the Debentures shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Debentures shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Debentures, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute an Event of Default under Section 6.1 hereof, but, except as specified above, the remainder of this Indenture and such Debentures shall be unaffected thereby. In addition, upon the Company’s exercise under paragraph (a) hereof of the option applicable to this paragraph (c), subject to the satisfaction of the conditions set forth in Section 8.3 hereof, clause (3) of Section 6.1 hereof shall not constitute an Event of Default.

Section 8.3. Conditions to Legal Defeasance or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.2(b) or 8.2(c) hereof to the outstanding Debentures:

(1)	the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, money or U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient (without reinvestment), in the opinion of a nationally recognized firm of independent public accountants selected by the Company, to pay the principal of and interest on the Debentures on the stated date for payment or on the redemption date;

(2)	in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States confirming that:

(a)	the Company has received from, or there has been published by the Internal Revenue Service, a ruling, or

(b)	since the date of this Indenture, there has been a change in the applicable U.S. federal income tax law,

(3)	in either case to the effect that, and based thereon, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(4)	in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(5)	no Default shall have occurred and be continuing on the date of such deposit;

(6)	the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a Default under, this Indenture or a default under any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(7)	the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by it with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other of its creditors; and

(8)	the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the conditions provided for in clauses (1) through (6) of this Section 8.3 (in the case of the Officers’ Certificate), as applicable, and clauses (2), if applicable, and/or (3) and (5) of this Section 8.3 (in the case of the Opinion of Counsel) have been complied with.

Section 8.4. Application of Trust Money.

The Trustee shall hold in trust money or U.S. Government Obligations deposited with it pursuant to Section 8.1. It shall apply the deposited money and the money from U.S. Government Obligations through the Paying Agent and in accordance with this Indenture to the payment of principal and interest on the Debentures. Money and Debentures so held in trust are not subject to Article 10.

Section 8.5. Repayment to the Company.

The Trustee and the Paying Agent shall promptly pay to the Company upon request any money or Debentures held by them at any time in excess of amounts required to be so held hereunder.

The Trustee and the Paying Agent shall pay to the Company upon request any money held by them for the payment of principal or interest that remains unclaimed for two years. After payment to the Company, Certificateholders entitled to the money must look to the Company for payment as general creditors unless an applicable abandoned property law designates another person.

ARTICLE 9

AMENDMENTS

Section 9.1. Without Consent of Holders.

The Company and the Trustee may amend this Indenture or the Debentures without the consent of the Holders of the Debentures by Company Order:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to comply with Section 5.1;

(3)	to provide for uncertified Debentures in addition to certificated Debentures;

(4)	to increase the aggregate principal amount of Debentures which may be delivered under this Indenture;

(5)	to make any change that does not adversely affect the legal rights hereunder of the Holders of the Debentures; or

(6)	to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture with the TIA.

Section 9.2. With Consent of Holders.

The Company and the Trustee may amend this Indenture or the Debentures with the written consent of the Holders of at least a majority in principal amount of the then outstanding Debentures. However, without the consent of each Certificateholder affected, an amendment under this Section may not:

(1)	reduce the amount of Debentures whose Holders must consent to an amendment;

(2)	reduce the rate of or change the time for or waive payment of interest, including default interest, on any issued Debenture;

(3)	reduce the principal of or change the fixed maturity of any Debenture;

(4)	make any Debenture payable in money other than that stated in such Debenture;

(5)	make any change in Section 6.4, Section 6.7 or Section 9.2(2); or

(6)	make any change in Article 10 that adversely affects the rights of any Certificateholder.

An amendment under this Section may not make any change that adversely affects the rights under Article 10 of any holder of an issue of Senior Debt unless the holders of the issue pursuant to its terms consent to the change or the change is otherwise permissible.

After an amendment under this Section becomes effective, the Company shall mail to the Holders of the Debentures affected by such amendment a notice briefly describing the amendment.

Section 9.3. Compliance with Trust Indenture Act.

Every amendment to this Indenture or the Debentures shall be set forth in a supplemental indenture that complies with the TIA as then in effect.

Section 9.4. Revocation and Effect of Consents.

Until an amendment or waiver becomes effective, a consent to it by a Holder of a Debenture is a continuing consent by the Holder and every subsequent Holder of a Debenture or portion of a Debenture that evidences the same debt as the consenting Holder’s Debenture, even if notification of the consent is not made on any Debenture. However, any such Holder or subsequent Holder may revoke the consent as to his or her Debenture or portion of a Debenture if the Trustee receives the notice of revocation before the date the amendment or waiver becomes effective. An amendment or waiver becomes effective in accordance with its terms and thereafter binds every Holder of the Debentures.

Section 9.5. Notation on or Exchange of Debentures.

The Trustee may place an appropriate notation about an amendment or waiver on any Debenture thereafter authenticated. The Company in exchange for all Debentures may issue and the Trustee shall authenticate new Debentures that reflect the amendment or waiver.

Section 9.6. Trustee Protected.

The Trustee shall sign all supplemental indentures and shall be fully protected in doing so, except that the Trustee need not sign any supplemental indenture that adversely affects its rights. The Trustee shall be entitled to receive, and shall be fully protected in relying on, an Opinion of Counsel and an Officers’ Certificate, which shall be provided at the expense of the Company.

ARTICLE 10

SUBORDINATION

Section 10.1. Agreement to Subordinate.

The Company agrees, and each Certificateholder by accepting a Debenture agrees, that the indebtedness evidenced by the Debenture is subordinated in right of payment, to the extent and in the manner provided in this Article, to the prior payment in full of all Senior Debt, and that the subordination is for the benefit of the holders of Senior Debt.

Section 10.2. Certain Definitions.

“Debt” means any indebtedness, contingent or otherwise, in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of the Company or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or letters of credit, or representing the balance deferred and unpaid on the purchase price of any property or interest therein, except any such balance that constitutes a trade payable, and shall include any guarantee of any indebtedness described above.

“Representative” means the indenture trustee or other trustee, agent or representative for an issue of Senior Debt.

“Senior Debt” means all Debt (present or future) created, incurred, assumed or guaranteed by the Company (and all renewals, extensions or refundings thereof), except such Debt that by its terms expressly provides that such Debt is not senior or superior in right of payment to the Debentures. Senior Debt shall include without limitation (i) the guarantee by the Company of any Debt of any other person (including, without limitation, subordinated Debt of another person), unless such Debt is expressly subordinated to any other Debt of the Company, and (ii) all Debt of the Company currently maintained with banks and finance companies and any line of credit to be obtained by the Company in the future. Notwithstanding anything herein to the contrary, Senior Debt shall not include Debt of the Company to any of its subsidiaries or under the Debentures or Demand Notes.

Section 10.3. Liquidation; Dissolution; Bankruptcy.

Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property:

(1)	holders of Senior Debt shall be entitled to receive payment in full in cash of the principal and interest (including interest accruing after the commencement of any such proceeding) to the date of payment, on the Senior Debt before Certificateholders shall be entitled to receive any payment of principal or interest on Debentures; and

(2)	until the Senior Debt is paid in full in cash, any distribution to which Certificateholders would be entitled but for this Article shall be made to holders of Senior Debt as their interest may appear, except that Holders of Debentures may receive Debentures that are subordinated to Senior Debt to at least the same extent as such Debentures.

Section 10.4. Default on Senior Debt.

Upon the maturity of any Senior Debt by lapse of time, acceleration or otherwise, all such Senior Debt shall first be paid in full, or such payment duly provided for in cash or in a manner satisfactory to the holders of such Senior Debt, before any payment is made by the Company or any person acting on behalf of the Company on account of the principal or interest on the Debentures.

The Company may not pay principal or interest on the Debentures and may not acquire Debentures for cash or property other than capital stock of the Company if:

(1)	a default on Senior Debt occurs and is continuing that permits holders of such Senior Debt to accelerate its maturity; and

(2)	the default is the subject of judicial proceedings or the Company receives a notice of the default from a person who may give it pursuant to Section 10.12. If the Company receives any such notice, a similar notice received within nine (9) months thereafter relating to the same default on the same issue of Senior Debt shall not be effective for purposes of this Section.

The Company may resume payments on the Debentures and may acquire them when:

(a)	the default is cured or waived; or

(b)	one hundred twenty (120) days pass after the notice is given if the default is not the subject of judicial proceedings, if this Article otherwise permits the payment or acquisition at that time.

Section 10.5. Acceleration of Debentures.

If payment of the Debentures is accelerated because of an Event of Default, the Company shall promptly notify holders of Senior Debt of the acceleration. The Company may pay Holders of the Debentures when one hundred twenty (120) days pass after the acceleration occurs if this Article permits the payment at that time.

Section	10.6. When Distribution Must Be Paid Over.

In the event that, notwithstanding the provisions of Section 10.4, the Company shall make any payment to the Trustee on account of the principal and interest on the Debentures, two (2) business days after the happening of a default in payment of the principal or interest on Senior Debt, or two (2) business days after receipt by the Company and the Trustee of written notice as provided in Sections 10.4 and 10.12 of an Event of Default or an event which, with the passage of time or the giving of notice or both, would constitute an Event of Default with respect to any Senior Debt, then, unless and until such Default or Event of Default shall have been cured or waived or shall have ceased to exist, such payment shall be held by the Trustee, in trust for the benefit of, and shall be paid forthwith over and delivered to, the holders of Senior Debt (pro rata as to each of such holders on the basis of the respective amounts of Senior Debt held by them) or their representative or the trustee under the indenture or other agreement (if any) pursuant to which Senior Debt may have been issued, as their respective interests may appear, for application to the payment of all Senior Debt remaining unpaid to the extent necessary to pay all Senior Debt in full in accordance with its terms, after giving effect to any concurrent payment or distribution to or for the holders of Senior Debt.

If a distribution is made to the Holders of Debentures that because of this Article should not have been made to them, the Holders who receive the distribution shall hold it in trust for holders of Senior Debt and pay it over to them as their interests may appear.

Section	10.7. Notice by Company.

The Company shall promptly notify the Trustee and the Paying Agent of any facts known to the Company that would cause a payment of principal or interest on the Debentures to violate this Article, but failure to give such notice shall not affect the subordination of the Debentures to the Senior Debt provided in this Article. Nothing in this Article 10 shall apply to claims of, or payments to, the Trustee under or pursuant to Section 6.7.

Section	10.8. Subrogation.

After all Senior Debt is paid in full and until the Debentures are paid in full, Holders of the then outstanding Debentures shall be subrogated to the rights of holders of Senior Debt to receive distributions applicable to Senior Debt to the extent distributions otherwise payable to such Holders have been applied to the payment of Senior Debt. A distribution made under this Article to holders of Senior Debt which otherwise would have been made to Certificateholders is not, as between the Company and Certificateholders, a payment by the Company on Senior Debt.

Section 10.9. Relative Rights.

This Article defines the relative rights of Certificateholders and holders of Senior Debt. Nothing said in this indenture shall:

(1)	impair, as between the Company and Certificateholders, the obligation of the Company, which is absolute and unconditional, to pay principal of and interest on the Debentures in accordance with their terms;

(2)	affect the relative rights of Certificateholders and creditors of the Company other than holders of Senior Debt; or

(3)	prevent the Trustee or any Certificateholder from exercising its available remedies upon a Default or Event of Default, subject to the rights of holders of Senior Debt to receive distributions otherwise payable to Certificateholders.

If the Company fails because of this Article to pay principal or interest on a Debenture on the due date, the failure is still a Default or Event of Default.

Section 10.10. Subordination may not be Impaired by Company.

No right of any holder of Senior Debt to enforce the subordination of the indebtedness evidenced by the Debentures shall be impaired by any act or failure to act by the Company or by its failure to comply with this Indenture.

Section 10.11. Distribution or Notice to Representative.

Whenever a distribution is to be made or a notice given to holders of Senior Debt, the distribution may be made and the notice given to their Representative.

Section 10.12. Rights of Trustee and Paying Agent.

The Trustee or Paying Agent may continue to make payments on the Debentures until it receives notice of facts that would cause a payment of principal or interest on the Debentures to violate this Article. Only the Company, a Representative or a holder of an issue of Senior Debt that has no Representative may give the notice.

The Trustee in its individual or any other capacity may hold Senior Debt with same rights it would have if it were not Trustee. Any Agent may do the same with like rights.

Section 10.13. Trust Moneys Not Subordinated.

Notwithstanding anything contained herein to the contrary, payments from money or the proceeds of U.S. Government Obligations held in trust under Article 8 by the Trustee for the payment of principal of and interest on the Debentures shall not be subordinated to the prior payment of any Senior Debt or subject to the restrictions set forth in this Article 10, and none of the Holders of the Debentures shall be obligated to pay over any such amount to the Company or any holder of Senior Debt of the Company or any other creditor of the Company.

Section 10.14. Trustee Not Fiduciary for Holders of Senior Debt.

The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Debt and shall not be liable to any such holders if it shall mistakenly pay over or distribute to Holders of the Debentures or the Company or any other person, money or assets to which any holders of Senior Debt of the Company shall be entitled by virtue of this Article 10 or otherwise.

ARTICLE 11

MISCELLANEOUS

Section 11.1. TIA Controls.

If any provision of this Indenture limits, qualifies, or conflicts with another provision which is required to be included in this Indenture by the TIA, the required provision shall control.

Section 11.2. Notices.

Any notice by the Company or the Trustee to the other is duly given if in writing and delivered in person or mailed by first-class mail to the other’s address stated in Section 11.10. The Company or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice to a Certificateholder shall be mailed by first-class mail to the address shown on the register kept by the Registrar or such other name and addresses as provided to the Trustee pursuant to Sections 313(c)(2) and (3) of the TIA. Failure to mail a notice or communication to a Certificateholder or any defect in it shall not affect its sufficiency with respect to other Certificateholders.

If a notice is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice to Certificateholders, it shall mail a copy to the Trustee and each Agent at the same time.

All other notices shall be in writing.

Section 11.3. Communication by Holders With Other Holders.

Certificateholders may communicate pursuant to Section 312(b) of the TIA with other Certificateholders with respect to their rights under this Indenture or the Debentures. The Company, the Trustee, the Registrar and anyone else shall have the protection of Section 312(c) of the TIA.

Section 11.4. Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

(a)	an Officer’s Certificate stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b)	an Opinion of Counsel stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

Section 11.5. Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(1)	a statement that the person making such certificate or opinion has read such covenant or condition;

(2)	a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)	a statement that, in the opinion of such person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4)	a statement as to whether or not, in the opinion of such person, such condition or covenant has been complied with.

Section 11.6. Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or a meeting of Certificateholders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 11.7. Legal Holidays.

A “Legal Holiday” is a Saturday, a Sunday or a day on which banking institutions are not required to be open. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

Section 11.8. No Recourse Against Others.

All liability described in the Debentures of any director, officer, employee or stockholder, as such, of the Company and the Trustee is waived and released.

Section 11.9. Duplicate Originals.

The parties may sign any number of copies of this Indenture. One signed copy is enough to prove this Indenture.

Section 11.10. Variable Provisions.

“Officer” means the President, any Vice President, the Treasurer, the Secretary, any Assistant Treasurer or any Assistant Secretary of the Company.

The Company initially appoints itself as Paying Agent and Registrar.

The first certificate pursuant to Section 4.3 shall be for the fiscal year ending on September 25, 2005.

The reporting date for Section 7.6 is May 15 of each year. The first reporting date is May 15, 2006.

The Company’s address is:

114 South Broad Street

Bainbridge, Georgia 39817

The Trustee’s address is:

U.S. Bank National Association

1360 Peachtree Street, Suite 1105

Atlanta, Georgia 30309

Attention: Corporate Trust Department

Section 11.11. Governing Law.

The internal laws of the State of Georgia shall govern this Indenture and the Debentures.

Section 11.12. No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret another indenture, loan or debt agreement of the Company or a Subsidiary. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 11.13. Successors.

All agreements of the Company in this Indenture and the Debentures shall bind its successor. All agreements of the Trustee in this Indenture shall bind its successor.

Section 11.14. Severability.

In case any provision in this Indenture or the Debentures shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto hereby execute this Indenture as of the date first written.

COMPANY: THE MONEY TREE INC.

By:	/s/ Vance R. Martin
	Its:	President

TRUSTEE: U.S. BANK NATIONAL ASSOCIATION

By:	/s/ J David Dever
	Its:	Vice President

EXHIBIT A

FORM OF SERIES A VARIABLE RATE SUBORDINATED DEBENTURE

OF THE MONEY TREE INC.

Series A Variable Rate Subordinated Debenture

, 200
No.	Bainbridge, Georgia

Subject to the restrictions in Section 5 below, four (4) years from the date hereof, The Money Tree Inc. (the “Company”) promises to pay                 ( )*** DOLLARS at the main office of the Company, 114 South Broad Street, Bainbridge, Georgia, and to pay interest thereon at the rate of         % (percent) per annum, compounded daily, for a period of          year(s) [select one year, two years or four years] from date hereof, and for each successive              year period (the “interest adjustment period”) thereafter at an annual rate, compounded daily, which shall be determined at the beginning of each interest adjustment period by the Company in its sole discretion. Interest will be earned daily and payable at any time at the holder’s request. The current interest rate on this Debenture can be obtained from the Company by the registered Debentureholder (as defined below) upon request.

This Debenture is one of a duly authorized issue of Series A Variable Rate Subordinated Debentures of the Company (the “Debentures”) issued under and subject in all respects to the terms of an Indenture dated as of April 27, 2005 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”). Reference is hereby made to the Indenture and all supplemental indentures for a statement of the respective rights of the Company, the Trustee, the agents of the Company and the Trustee and the holders of the Debentures. All capitalized terms used, but not defined, in this Debenture have the meanings assigned to them in the Indenture. No reference herein to the Indenture and no provision of this Debenture or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Debenture in the manner herein prescribed.

1. Redemption. Subject to the restrictions of Section 5 below and in accordance with the procedures set forth in Article 3 of the Indenture, this Debenture may be redeemed by the Company prior to maturity for a redemption price equal to the principal amount plus any unpaid interest thereon to the date of redemption. Notice of redemption shall be given by mail to the holder of this Debenture (the “Debentureholder”) at his last address as it appears on the records of the Company not less than 30 nor more than 60 days prior to the date fixed for redemption. Once notice of redemption is mailed, Debentures called for redemption become due and payable on the date of redemption set forth in the notice of redemption at the redemption price. On or before the redemption date, the Company shall set aside money sufficient to pay the redemption price of all Debentures to be redeemed on that date.

2. Redemption at Request of Debentureholder. At the request of the Debentureholder, but subject to the restrictions of Section 5 below, the Company will redeem this Debenture at the end of any interest adjustment period for a redemption price equal to the principal amount plus any unpaid interest thereon to the date of redemption. AT THE WRITTEN REQUEST OF THE DEBENTUREHOLDER DELIVERED TO THE COMPANY, THE COMPANY MAY, AT ITS OPTION AND SUBJECT TO THE RESTRICTIONS OF SECTION 5 BELOW, BUT SHALL NOT BE REQUIRED TO, REDEEM THIS DEBENTURE DURING ANY INTEREST ADJUSTMENT PERIOD for a redemption price equal to the principal amount plus an amount equal to the unpaid interest thereon for this Debenture, as adjusted, at the stated rate to the redemption date minus an amount equal to the interest that would be payable thereon at the rate stated above for a 90-day period beginning on the first date of the interest adjustment period.

3. Redemption Upon Death of Debentureholder. At the request of the surviving joint Debentureholder or designated beneficiary, but subject to the restrictions of Section 5 below and pursuant to the terms of Section 3.8 of the Indenture, upon the death of a Debentureholder the Company will redeem this Debenture for a redemption price equal to the principal amount plus any unpaid interest thereon to the date of redemption.

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4. Extension of Maturity. THE MATURITY OF THIS DEBENTURE WILL BE AUTOMATICALLY EXTENDED FROM THE ORIGINAL MATURITY DATE FOR A PERIOD EQUAL TO THE ORIGINAL TERM OF THIS DEBENTURE UNLESS THE DEBENTUREHOLDER SUBMITS THIS DEBENTURE FOR REDEMPTION PRIOR TO 15 DAYS AFTER ITS ORIGINAL MATURITY DATE OR THE COMPANY GIVES NOTICE OF ITS INTENTION TO TENDER THE AMOUNT DUE TO THE DEBENTUREHOLDER PRIOR TO 15 DAYS AFTER ITS ORIGINAL MATURITY DATE by mailing such notice to the Debentureholder’s last address as it appears on the records of the Company. If the Company has mailed a notice of its intention to tender payment of the amount due upon maturity to the registered Debentureholder and this Debenture is not presented to the Company by the Debentureholder within 60 days of the original maturity date, then the Company may transfer the money distributable upon maturity to a separate bank account, for the benefit of the registered Debentureholders whose Debentures have matured and whose Debenture maturity dates have not been automatically extended, and thereupon this Debenture shall be deemed as of the original maturity date to have matured and no longer outstanding. In the event of an extension of maturity, all provisions of this Debenture shall remain unchanged with the exception of the interest rate which will be changed in accordance with the interest adjustment provision. In no event may the maturity of this Debenture be automatically extended more than once.

5. Subordination. This Debenture is subordinated, in all rights to payment and in all other respects, to Senior Debt, which means all Debt (present or future) created, incurred, assumed or guaranteed by the Company (and all renewals, extensions or refundings thereof), except such Debt that by its terms expressly provides that such Debt is not senior or superior in right of payment to the Debentures. Senior Debt shall include without limitation (i) the guarantee by the Company of any Debt of any other person (including, without limitation, subordinated Debt of another person), unless such Debt is expressly subordinated to any other Debt of the Company, and (ii) all Debt of the Company currently maintained with banks and finance companies and any line of credit to be obtained by the Company in the future. Notwithstanding anything herein to the contrary, Senior Debt shall not include debt of the Company to any of its subsidiaries or under the Debentures or Demand Notes. Debt means any indebtedness, contingent or otherwise, in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of the Company or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or letters of credit, or representing the balance deferred and unpaid on the purchase price of any property or interest therein, except any such balance that constitutes a trade payable, and shall include any guarantee of any indebtedness described above. The Company agrees, and the Debentureholder by accepting this Debenture agrees, to the subordination provisions set forth in Article 10 of the Indenture.

6. Amendments and Waivers. As permitted in the Indenture, the Indenture, other than the subordination provisions, may be amended and the rights and obligations of the Company and the rights of the holders of the Debentures under the Indenture modified at any time by the Company with the consent of the Trustee and holders of a majority in principal amount of the then outstanding Debentures. The Company and the Trustee may not modify the Indenture without the consent of each holder affected if the modification (i) affects the terms of payment of, the principal of, or any interest on, any Debenture; (ii) changes the percentage of Debenture holders who consent to a waiver or modification as required; (iii) affects the subordination provisions of the Indenture in a manner that adversely affects the right of any holder; or (iv) waives any Event of Default in the payment of principal of, or interest on, any Debenture. As permitted by the Indenture, the Trustee and holders of a majority in principal amount of the then outstanding Debentures, on behalf of the holders of all Debentures, may waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences, except an Event of Default in the payment of principal or of interest on the Debentures.

7. Defaults and Remedies. If an Event of Default, as defined in the Indenture, occurs and is continuing, the principal of and accrued interest on all Debentures may be declared due and payable in the manner and with the effect provided in the Indenture. The Indenture generally provides that an Event of Default occurs if: (i) the Company fails to pay any installment of interest on a Debenture when the same becomes due and payable and the failure to pay continues for a period of thirty (30) days; (ii) the Company fails to pay the principal of any Debenture when the same becomes due and payable at maturity, upon redemption or otherwise, and the failure to pay continues for a period of thirty (30) days; (iii) the Company becomes subject to certain events of bankruptcy or insolvency; or (iv) the Company fails to comply with any of its other agreements in, or the provisions of, the Debenture or the Indenture and such failure is not cured or waived within sixty (60) days after receipt by the

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Company of a specific written notice from the Trustee or the holders of at least 25% in principal amount of the then outstanding Debentures.

8. Transfer. As provided in the Indenture, this Debenture is transferable only on the Debenture register maintained by the Registrar, upon surrender of this Debenture for transfer at the office of the Registrar, duly endorsed by, or accompanied by a written instrument of transfer in a form satisfactory to the Company and the Registrar duly executed by, the registered holder hereof or his attorney duly authorized in writing, a copy of which authorization must be delivered with any such instrument of transfer, and thereupon one or more new Debentures, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. A service fee may be charged to replace a lost or stolen Debenture, to transfer this Debenture or to issue a replacement payment check. The Company, the Trustee and any agent of the Company or the Trustee may treat the person in whose name this Debenture is registered as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary. The Company currently serves as the Registrar and Paying Agent for the Debentures.

9. Owners. The registered Debentureholder shall be treated as the owner of the Debenture for all purposes.

10. No Recourse. A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under this Debenture or for any claim based on, or in respect of such obligations or their creation. The Debentureholder by accepting this Debenture waives and releases all such liability. The waiver and release are part of the consideration for the issue of this Debenture.

THIS DEBENTURE IS NOT A BANK DEPOSIT NOR A BANK OBLIGATION AND IS NOT INSURED BY THE FDIC.

IN WITNESS WHEREOF, the Company has caused this Debenture to be signed in its corporate name by its President or Vice President and by its Treasurer or Secretary, at Bainbridge, Georgia, on the date first written above.

THE MONEY TREE INC.

By:
	President	Vice President

	Treasurer	Secretary

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For Payment or Redemption

The within Debenture is hereby presented to the Company by the undersigned for payment or redemption this                                                              , 20    .

Signed by

For Transfer

For value received, the undersigned Debentureholder hereby sells, assigns and transfers the within Debenture to                                                                                                                whose address is                                                                                                                                                 and does hereby authorize and appoint                                                                                        his attorney to make the necessary transfer on the books of the Company, with full powers of substitution in the premises.

Under my hand and seal this                                         , 20    .

Signature of Debentureholder

Executed in the presence of:

(NOTARY SEAL)

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